Exhibit 99.1

Essential Utilities Reports Financial Results for Q2 2023

Earnings per share of $0.34

Company increases quarterly dividend rate by 7%

Acquires seven water and wastewater systems

Reaffirms annual guidance

BRYN MAWR, PA (August 7, 2023) – Essential Utilities Inc. (NYSE: WTRG) today reported results for the second quarter ended June 30, 2023.

“We are pleased to report strong results for the first half of the year. Despite the weather challenges early in the year, we continue our track record of delivering strong financial results through significant and continuous investment in improvements for our customers, supplemented by a steady stream of acquisition of water and wastewater utilities,” said Essential Utilities Chairman and Chief Executive Officer Christopher Franklin. “As an industry leading water, wastewater, and natural gas utility, we remain committed to our mission while providing long-term value to our customers, shareholders and employees.”

Operating Results

Essential reported record net income of $91.3 million for the second quarter of 2023, compared to $82.3 million for the same quarter in 2022. Earnings per share were $0.34 for the quarter compared to $0.31 in the second quarter of 2022. For the quarter, revenues from regulatory recoveries, customer growth, and increased volume from the regulated water segment were offset by other items, decreased regulated natural gas segment volume, and lower expenses.

Revenues for the quarter were $436.7 million compared to $448.8 million in the second quarter of 2022. Lower purchased gas costs and decreased volume from the regulated natural gas segment contributed to the decrease in revenues for the quarter, which was offset by additional revenues from regulatory recoveries and increased volume and customer growth from the regulated water segment. Operations and maintenance expenses decreased 1.1% to $133.5 million for the second quarter of 2023 compared to $135.0 million in the second quarter of 2022.

Essential’s regulated water segment reported revenues for the quarter of $293.7 million, an increase of 9.0% compared to $269.4 million in the second quarter of 2022. Regulatory recoveries, customer growth, and increased volume were the largest contributors to the increase in revenues for the period. Operations and maintenance expenses for Essential’s regulated water segment increased to $93.2 million for the second quarter of 2023 compared to $92.8 million in the second quarter of 2022, an increase of just 0.4%.

Essential’s regulated natural gas segment reported revenues for the quarter of $139.0 million, compared to $167.7 million in the second quarter of 2022. Purchased gas costs decreased 37.4% to $39.7 million for the quarter as compared to $63.4 million for the same quarter in 2022. As a result, the recovery of lower purchased gas costs was the largest driver in the decrease of revenues. Operations and maintenance expenses for Essential’s regulated natural gas segment decreased to $41.1 million for the second quarter of 2023 compared to $44.9 million in the second quarter of 2022.

As of June 30, 2023, Essential reported year-to-date net income of $282.7 million, or $1.07 per share compared to $281.7 million or $1.07 per share through the same period of 2022.

For the first six months of 2023, the company reported revenues of $1,163.2 million, an increase of 1.3%, compared to $1,148.0 million in the first half of 2022. Operations and maintenance expenses were down 2.2% for the first half of 2023 to $271.5 million compared to $277.6 million in 2022.

Dividend

On August 1, 2023, Essential’s board of directors declared a quarterly cash dividend of $0.3071 per share of common stock. This represents a 7% increase to the quarterly dividend rate and is the company’s 33rd increase in the last 32 years. In the last ten years, the company has more than doubled the dividend paid to shareholders. This dividend will be payable on September 1, 2023, to shareholders of record on August 11, 2023. The company has paid a consecutive quarterly cash dividend for more than 78 years.

Rate Activity

To date in 2023, the company’s regulated water segment received rate awards or infrastructure surcharges in Illinois, Indiana, North Carolina, Ohio, Pennsylvania, and Virginia of $26.4 million and its regulated natural gas segment received infrastructure surcharges in Pennsylvania of $20.9 million. The company currently has base rate cases or infrastructure surcharges pending in Ohio, Texas, and Virginia for its regulated water segment, which combined would add an estimated $24.7 million in incremental annual revenues, and an infrastructure surcharge pending in Kentucky for its regulated natural gas segment for an estimated $1.5 million in incremental annual revenues.

Capital Expenditures

Essential invested approximately $547.6 million in the first half of the year to improve its regulated water and natural gas infrastructure systems and to enhance customer service across its operations. The company continues to be a leader in the country at replacing miles of underground utility pipe and is committed to maintaining elevated levels of infrastructure investment. The company expects to invest approximately $1.1 billion annually through 2025 to improve water and natural gas systems and better serve customers through improved information technology. Essential’s investments include replacing and expanding its water and wastewater utility infrastructure and replacing and upgrading its natural gas utility infrastructure, with the latter leading to significant reductions in methane emissions that occur in aged gas pipes. The capital investments made to rehabilitate and expand the infrastructure of the communities’ Essential serves are critical to its mission of safely and reliably delivering Earth’s most essential resources.

Water Utility Growth by Acquisition

Essential’s continued growth by acquisition allows the company to provide safe and reliable water and wastewater service to an even larger customer base than it could from organic customer growth alone. On June 30, 2023, the company’s regulated water segment subsidiary, Aqua Ohio, closed on its acquisition of the Union Rome Sewer system in Lawrence County, Ohio, adding approximately $25.5 million in rate base and 5,300 customer equivalents. On July 24, 2023, the company’s regulated water segment subsidiary, Aqua Pennsylvania, closed on its acquisition of the Municipal Authority of the Borough of Shenandoah in Schuylkill County, PA, adding approximately $12 million in rate base and 3,000 customer connections. Additionally, at the end of July, the company’s regulated water segment subsidiaries, Aqua Texas, Aqua Illinois, and Aqua Ohio, closed on the acquisitions of the Southern Oaks Water Company, a portion of the Village of Frankfort Water and Wastewater system assets, and the Village of La Rue water system, respectively. Collectively, these three acquisitions added four systems, nearly 2,500 customers and $7 million in rate base to the company’s footprint. So far in 2023, the company has acquired seven systems, that collectively have added over $44.5 million in rate base and more than 11,000 new customers or equivalent dwelling units to the company’s footprint.

The company has four signed purchase agreements for additional wastewater systems in Pennsylvania and Illinois that are pending closing and are expected to serve over 208,000 equivalent retail customers or equivalent dwelling units and total approximately $336 million in purchase price. The company’s $276.5 million agreement to acquire the Delaware County Regional Water Quality Control Authority (DELCORA), a Pennsylvania sewer authority that serves approximately 198,000 equivalent dwelling units in the Philadelphia suburbs, is included among these signed purchase agreements, but is not included in any earnings guidance prior to the second half of 2025.

The pipeline of potential water and wastewater municipal acquisitions the company is actively pursuing represents over 400,000 total customers. The company remains on track to annually increase customer connections by 2% to 3%, on average, through acquisitions and organic customer growth.

Environmental, Social and Governance

As announced in January, Essential reaffirmed its ESG commitments, including its industry-leading, multi-year plan to ensure that finished water does not exceed 13 parts per trillion (ppt) of PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. This commitment better positions the company to meet the recently proposed maximum level for PFAS chemicals from the U.S. Environmental Protection Agency (EPA), the company is confident that we will be able to comply with the final EPA standards and timeline, thus ensuring high quality water and exceptional service to our customers.

Reaffirms 2023 Financial and Growth Guidance

Essential published guidance for 2023, including its long-term guidance, and reaffirms this guidance as previously announced:

•	In 2023, net income per diluted common share will be $1.85 to $1.90
•	Through 2025, earnings per share will grow at a compounded annual growth rate of 5 to 7%, based off the company’s 2022 earnings per share of $1.77
•	Through 2025, we will make regulated infrastructure investments of approximately $1.1 billion annually, weighted towards the regulated water segment
•	Through 2025, the regulated water segment rate base will grow at a compounded annual growth rate of 6 to 7%
•	Through 2025, the regulated natural gas segment rate base will grow at a compounded annual growth rate of 8 to 10%
•	The regulated water customer base (or equivalent dwelling units) of the business will grow at an average annual growth rate of between 2 and 3% from acquisitions and organic customer growth
•	Excluding the planned divestiture of West Virginia, the regulated natural gas customer base of the business will be stable for 2023.

Reaffirms ESG Guidance and Commitments

•	Reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline
•	Multiyear plan to ensure that finished water does not exceed the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds
•	Multiyear plan to increase diverse supplier spend to 15%
•	Multiyear plan to reach 17% employees of color

Essential reaffirms its commitment to substantially reduce Scope 1 and 2 greenhouse gas emissions by 2035. The company plans to achieve these reductions through extensive gas pipeline replacement, the purchase of renewable energy, accelerated methane leak detection and repair, and various other planned initiatives. Essential also reaffirms its commitment to diversity, equity, and inclusion efforts to ensure the diversity of its employees and suppliers reflects the diversity of its customer population. Essential continues to be an industry leader regarding water quality with its commitment to test and treat for PFOA, PFOS, and PFNA compounds across all states served by its regulated water segment. The company reaffirms its commitment to providing finished water that will meet the EPA timelines and standards.

Updated Guidance Assumptions

Essential Utilities does not guarantee future results of any kind. Guidance is subject to risks and uncertainties, including, without limitation, those factors outlined in the “Forward Looking Statements” of this release and the “Risk Factors” section of the company’s annual and quarterly reports filed with the Securities and Exchange Commission.

The earnings per share, infrastructure investment and rate base guidance includes the signed municipal water and wastewater acquisitions for which the company has entered into signed purchase agreements as of the date the guidance was announced but does not include DELCORA prior to the second half of 2025 or other potential municipal acquisitions from the company’s list of acquisition opportunities that currently represents over 400,000 customer equivalents. The average annual regulated water segment growth guidance reflects the company’s proven acquisition track record of adding nearly 129,000 customers or equivalent dwelling units and over $526 million in rate base since 2015, its current backlog of nearly $336 million of signed pending acquisitions with over 208,000 equivalent customers, and the current acquisition landscape.

The guidance is also based on the company’s expectation that it will continue to issue equity and debt on an as needed basis to support acquisitions and capital investment plans.

The company’s guidance does not include any impact from the agreement to sell its West Virginia natural gas utility, which is expected to close later this year, as it is not expected to materially impact the earnings per share, infrastructure investment and rate base guidance.

Second Quarter 2023 Earnings Call Information

Date: August 8, 2023

Time: 11 a.m. EDT (please dial in by 10:45 a.m.)

Webcast and slide presentation link: https://www.essential.co/events-and-presentations/events-calendar

Replay Dial-in #: 866.583.1035 (U.S.) & International callers can find their dial in here

Confirmation code: 3478595

The company’s conference call with financial analysts will take place on Tuesday, August 8, 2023, at 11 a.m. Eastern Daylight Time. The call and presentation will be webcast live so interested parties may listen over the internet by logging on to Essential.co and following the link for Investors. The conference call will be archived in the Investor Relations section of the company’s website for 90 days following the call. Additionally, the call will be recorded and made available for replay at 2 p.m. on August 8, 2023, for 10 business days following the call. To access the audio replay in the U.S., dial 866.583.1035 (pass code 3478595). International callers can find their dial in number here (pass code 3478595).

About Essential

Essential Utilities, Inc. (NYSE: WTRG) delivers safe, clean, reliable services that improve quality of life for individuals, families, and entire communities. With a focus on water, wastewater and natural gas, Essential is committed to sustainable growth, operational excellence, a superior customer experience, and premier employer status. We are advocates for the communities we serve and are dedicated stewards of natural lands, protecting more than 7,600 acres of forests and other habitats throughout our footprint.

Operating as the Aqua and Peoples brands, Essential serves approximately 5.5 million people across 10 states. Essential is one of the most significant publicly traded water, wastewater service and natural gas providers in the U.S. Learn more at www.essential.co.

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which generally include words such as “believes,” “expects,” “intends,” “anticipates,” “estimates,” and similar expressions. The Company can give no assurance that any actual or future results or events discussed in these statements will be achieved. Any forward-looking statements represent its views only as of today and should not be relied upon as representing its views as of any subsequent date. Readers are cautioned that such forward-looking statements are subject to a variety of risks and uncertainties that could cause the company’s actual results to differ materially from the statements contained in this release. Such forward-looking statements include, among others: the guidance range of net income per diluted common share; the continuation of the three-year period of earnings growth; the anticipated amount of capital investment; the reduction of Scope 1 and Scope 2 greenhouse gas emissions by 60% by 2035 from the company’s 2019 baseline; its multi-year plan to ensure that finished water does not exceed the federal maximum contaminant level once finalized, of PFOA, PFOS, and PFNA compounds and that it is positioned to comply with the final EPA standards once finalized; that the company’s municipal growth pipeline is strong; that the company will be able to positively impact the company’s employees, customers, communities it serves, the environment, and its shareholders; the company’s ability to increase diverse supplier spend to 15%; the company’s ability to achieve 17% employees of color; and, the company’s commitment to maintaining strong investment grade credit ratings with S & P and Moody’s. There are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements including: disruptions in the global economy; potential disruptions in the supply chain for raw and finished materials; the continuation of the company's growth-through-acquisition program; general economic business conditions; the company’s ability to raise additional equity, including on an as needed basis; housing and customer growth trends; unfavorable weather conditions; the success of certain cost-containment initiatives; changes in regulations or regulatory treatment; the company’s ability to successfully close municipally owned systems presently under agreement and successfully complete other acquisitions and dispositions; and other factors discussed in our Annual Report on Form 10-K and our Quarterly Reports on Form 10-Q, which are filed with the Securities and Exchange Commission. For more information regarding risks and uncertainties associated with Essential's business, please refer to Essential's annual, quarterly, and other SEC filings. Essential is not under any obligation - and expressly disclaims any such obligation - to update or alter its forward-looking statements whether as a result of new information, future events or otherwise.

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WTRGF

Media Contact:

Jeanne Russo

Vice President, Communications

Media Hotline: 1.877.325.3477
Media@Essential.co

Investor Contact:

Brian Dingerdissen

Vice President, IR and Treasurer

O: 610.645.1191

BJDingerdissen@Essential.co

Essential Utilities, Inc. and Subsidiaries
Selected Operating Data
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022

Operating revenues	$436,700	$448,756	$1,163,150	$1,148,031
Operations and maintenance expense	$133,508	$134,981	$271,502	$277,562

Net income	$91,268	$82,291	$282,702	$281,667

Basic net income per common share	$0.35	$0.31	$1.07	$1.08
Diluted net income per common share	$0.34	$0.31	$1.07	$1.07

Basic average common shares outstanding	264,418	262,099	264,306	262,026
Diluted average common shares outstanding	264,818	262,558	264,840	262,545

Essential Utilities, Inc. and Subsidiaries
Consolidated Statement of Operations
(In thousands, except per share amounts)
(Unaudited)

	Quarter Ended		Year Ended
	June 30,		June 30,
	2023	2022	2023	2022

Operating revenues	$436,700	$448,756	$1,163,150	$1,148,031

Cost & expenses:
Operations and maintenance	133,508	134,981	271,502	277,562
Purchased gas	41,933	75,143	298,248	302,855
Depreciation	84,937	77,425	167,860	155,303
Amortization	724	1,751	1,595	2,219
Taxes other than income taxes	20,348	21,720	43,226	44,727
Total	281,450	311,020	782,431	782,666

Operating income	155,250	137,736	380,719	365,365

Other expense (income):
Interest expense	69,182	55,221	141,850	108,857
Interest income	(970)	(824)	(1,789)	(1,433)
Allowance for funds used during construction	(3,424)	(6,151)	(9,112)	(11,990)
Gain on sale of other assets	(220)	(478)	(469)	(478)
Other	(323)	(423)	(563)	(2,125)
Income before income taxes	91,005	90,391	250,802	272,534
Provision for income taxes benefit	(263)	8,100	(31,900)	(9,133)
Net income	$91,268	$82,291	$282,702	$281,667

Net income per common share:
Basic	$0.35	$0.31	$1.07	$1.08
Diluted	$0.34	$0.31	$1.07	$1.07

Average common shares outstanding:
Basic	264,418	262,099	264,306	262,026
Diluted	264,818	262,558	264,840	262,545

Essential Utilities, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(In thousands of dollars)
(Unaudited)

	June 30,	December 31,
	2023	2022

Net property, plant and equipment	$11,590,849	$11,130,946
Current assets	406,710	658,159
Regulatory assets and other assets	4,104,376	3,930,002
	$16,101,935	$15,719,107

Total equity	$5,614,698	$5,377,386
Long-term debt, excluding current portion, net of debt issuance costs	6,615,516	6,371,057
Current portion of long-term debt and loans payable	246,792	427,856
Other current liabilities	518,343	594,013
Deferred credits and other liabilities	3,106,586	2,948,795
	$16,101,935	$15,719,107